Exhibit 99.1

15245 Shady Grove Road
Suite 470
Rockville, MD 20850
301.208.9191

April 11, 2023

Dear Stockholder:

Although there has been significant progress with our ophthalmic clinical program through our U.S. joint venture, ReGenTree LLC, progress has been slower than expected. According to our partner managing the JV, the phase 3 neurotrophic keratitis (NK) trials are expected to start enrolling patients shortly and ClinicalTrials.gov has additional information on the NK trials. However, we are uncertain when the JV plans to start the dry eye clinical trials. In both cases we have high expectations and in the case of the NK trials, we hope to have some preliminary efficacy signals by the end of this year.

Due to the time periods required for our ophthalmic trials, along with the capital markets all but closed for OTC companies such as ours, we find ourselves in a very difficult financial situation. Over the past many months, we worked with an investment bank to explore mergers and capital raising possibilities but have not been able to identify any viable opportunities. We have tried to license or sell various other assets to no avail. We have also talked at length with our largest investors who are not inclined to put any additional capital into the Company.

We have cut every expense possible, even eliminating or reducing management salaries since December while still continuing operations. Nonetheless, the Company expects to run out of cash in April unless there is an immediate capital infusion. In that case, we will be forced to wind down our business, hopefully on a temporary basis, but potentially permanently.

It is our goal to avoid bankruptcy and explore potential opportunities that include taking the company private, while we await results from the phase 3 NK clinical trials, although this cannot be guaranteed. We would still seek to license out or sell any remaining clinical assets during this period. However, we would likely not file subsequent periodic SEC reports after the 2022 10-K, and possibly first quarter 10-Q, and would delist from the OTCQB trading market. Additionally, some or all of our directors and management could resign. Some or all of our patents and in-licenses to certain products we are not currently developing might not be able to be maintained, although certain patents licensed to ReGenTree would likely be maintained by the JV.

Our primary goal is to try to protect our stockholders’ equity in the Company and the JV while we await results from the phase 3 clinical studies. If any of the trials are successful, we believe that would create significant value to RegeneRx and its stockholders and we would endeavor to either “restart” the Company or declare a special dividend in order to pass thru whatever value is ultimately realized to our stockholders.

1 | Page

Additional information will be filed in our annual 10-K report.

Best regards,

J.J. Finkelstein	Allan L. Goldstein, Ph.D.
President & CEO	Chairman and Chief Scientific Advisor

Forward-Looking Statements

Any statements in this stockholder letter that are not historical facts are forward-looking statements made under the provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Forward-looking statements in this stockholder letter include, but are not limited to, statements regarding our current or future cash position, capital requirements, ability to continue operations, strategic and research partnerships, the development and timing of clinical trials for our drug candidates, the use of our drug candidates to treat various conditions, our operating strategies, intellectual property, and our financial needs. These, and any other forward-looking statements, are expectations and estimates based upon information obtained from our joint venture partner and/or calculated by the Company at this time and are subject to change. Moreover, there is no guarantee any of our clinical trials will be successful or confirm previous clinical results. There also is no assurance that we can successfully raise the capital required to continue even limited business operations now or in the future. Please view these and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those identified in the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2022, and subsequent quarterly reports filed on Form 10-Q, as well as other filings it makes with the SEC, if any. Any forward-looking statements in this stockholder letter represent the Company’s views only as of the date of this letter and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any obligation to update this information, as a result of future events or otherwise, except as required by applicable law.

2 | Page